Exhibit 4.3

                                 AMENDMENT NO. 1
                                       TO
                              CONSULTING AGREEMENT

      THIS FIRST AMENDMENT TO CONSULTING AGREEMENT, dated December 11, 2003 (the "First Amendment"), is by and among Marquis Development, Inc., a Washington corporation ("MARQUIS"), and Radix Marine, Inc., a Nevada corporation (the "Client").

                                    RECITALS

      A. MARQUIS and the Client entered into a Consulting Agreement dated October 22, 2003, a copy of which is attached hereto as Exhibit A (the "Agreement"), pursuant to which MARQUIS agreed to provide certain consulting services to the Client.

      B. Client and MARQUIS wish to amend Sections 2 and 6(a) of the Agreement to extend the duration of the Agreement and provide for additional consideration in exchange for additional consulting services.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. Section 2 of the Agreement shall be deleted in its entirety and shall read as follows:

"2. Consideration.

Client agrees to pay Consultant, as his fee and as consideration for the Services, Four Million (4,000,000) shares of common stock of Client (the "Shares")."

B. Section 6(a) of the Agreement shall be deleted in its entirety and shall read as follows:

"(a) Term.

This Agreement shall become effective on the date appearing next to the signatures below and terminate eighteen (18) months thereafter. Unless otherwise agreed upon in writing."

EXECUTED on the date first set forth above.

                                        CLIENT:

                                        RADIX MARINE, INC.

                                        By: /s/ Kathy Bright
                                            ---------------------------------
                                            Kathy Bright - President & CEO


                                        CONSULTANT:

                                        /s/ Michael Townsend
                                        ----------------------------------------
                                        By: Michael Townsend
                                        Its: President


                                       12